Exhibit 99.2

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

On August 28, 2015, Howard Bancorp, Inc. (the "Company"), acquired Patapsco Bancorp, Inc. (“Patapsco”). The following unaudited pro forma combined balance sheets at June 30, 2015 and unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2015 and twelve months ended December 31, 2014, illustrate the effect of the acquisition of Patapsco with and into the Company (the “Patapsco Acquisition”).

The unaudited pro forma condensed combined balance sheet gives effect to the Patapsco Acquisition based on the historical balance sheets of the Company and Patapsco at June 30, 2015 as if it occurred on that date. The Company's balance sheet information was derived from its unaudited balance sheet at June 30, 2015 that was included in its Quarterly Report on Form 10-Q for the quarter then ended, which was filed with the Securities and Exchange Commission on August 13, 2015. The balance sheet information for Patapsco was derived from its unaudited balance sheet that is included as part of Exhibit 99.2 to this Current Report on Form 8-K, as amended (this “Report”). The pro forma adjustments are described in the accompanying notes presented on the following pages.

The unaudited pro forma condensed combined statements of operations for the Company and Patapsco for the six months ended June 30, 2015 and the year ended December 31, 2014 give effect to the Patapsco Acquisition as if it had occurred on January 1, 2015 and January 1, 2014, respectively. The historical results of the Company were derived from its unaudited condensed consolidated financial statements for the six months ended June 30, 2015 that were included in its Quarterly Report on Form 10-Q for the quarter then ended, filed on August 13, 2015, and its audited consolidated statement of operations for the year ended December 31, 2014 that was included in its Annual Report on Form 10-K for the year then ended, filed on March 27, 2015. The historical results of Patapsco were derived from its audited consolidated statement of operations for their fiscal year ended June 30, 2015, which are included as part of Exhibit 99.1 to this Report, and its unaudited consolidated statement of operations for the period ended December 31, 2014. The adjustments for the unaudited pro forma combined condensed statements of operations for the six months ended June 30, 2015 and for the year ended December 31, 2014 were prepared assuming the Patapsco Acquisition was completed on January 1, 2015 and January 1, 2014, respectively. The pro forma adjustments are described in the accompanying notes presented on the following pages.

As required by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805-Business Combinations, we have used the acquisition method of accounting and adjusted the acquired assets and liabilities of Patapsco to fair value as of the balance sheet date. Under this method, we will record Patapsco’s assets and liabilities as of August 28, 2015, the date of the acquisition, at their respective fair values and add them to those of the Company. The unaudited pro forma adjustments, including the allocations of the purchase price, are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed consolidated financial information. The actual amounts recorded as of the completion of the Patapsco Acquisition may differ materially from the information presented in these unaudited pro forma condensed combined financial statements as a result of both changes in the balance sheet between the June 30, 2015 pro forma date and the acquisition date of August 28, 2015 as well as the finalization of the valuation analyses.

The following unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized had the Company and Patapsco been combined during the specified periods. The notes to the unaudited pro forma combined consolidated financial statements describe the pro forma amounts and adjustments presented below. THIS PRO FORMA DATA IS NOT NECESSARILY INDICATIVE OF THE OPERATING RESULTS THAT THE COMPANY WOULD HAVE ACHIEVED HAD IT COMPLETED THE PATAPSCO ACQUISITION AS OF THE BEGINNING OF THE PERIODS PRESENTED AND SHOULD NOT BE CONSIDERED AS REPRESENTATIVE OF FUTURE OPERATIONS.

In connection with the acquisition, the Company incurred certain transactional and other acquisition related costs and is currently working to consolidate the operations of Patapsco. We have not included any of the costs incurred or projected after June 30, 2015 into the combined condensed pro forma financial statements that follow. We continue to assess the two companies’ personnel, premises, equipment, computer systems and service contracts to determine where we may take advantage of redundancies. We will record any additional cost associated with such decisions as incurred and have not included them in the pro forma adjustments to the pro forma consolidated statements of operations. We also have not included any potential operational or other savings in the pro forma consolidated statements of operations and there are no assurances that we will realize these savings in the future.

Unaudited Pro Forma Combined Condensed Balance Sheet

June 30, 2015*

(in thousands)	Howard Bancorp, Inc.	Patapsco Bancorp, Inc.	Combined	Pro Forma Merger Adjustments		Pro Forma Combined
ASSETS

Cash and due from banks	$28,107	$19,086	$47,193	$(12,161)	(A)(B)(C)	$35,032
Federal funds sold	899	-	899			899
Total cash and cash equivalents	29,006	19,086	48,092	(12,161)		35,931
Investment Securities	34,581	25,819	60,400	(207)	(D)	60,193
Nonmarketable equity securities	3,385	1,439	4,824			4,824
Loans held for sale, at fair value	65,759	-	65,759			65,759
Loans and leases, net of unearned income	582,702	164,927	747,629	(2,951)	(E)	744,678
Allowance for credit losses	(4,199)	(2,478)	(6,677)	2,478	(F)	(4,199)
Net loans and leases	578,503	162,449	740,952	(473)		740,479
Bank premises and equipment, net	16,108	2,893	19,001	1,388	(G)	20,389
Core deposit intangible	1,224	-	1,224	1,974	(H)	3,198
Goodwill Resulting from Merger	-	-	-	216	(N)	216
Bank owned life insurance	11,834	4,657	16,491			16,491
Other real estate owned	2,480	776	3,256			3,256
Interest receivable and other assets	4,001	892	4,893	(100)	(I)	4,793
Total assets	$746,881	$218,011	$964,892	$(9,362)		$955,530

LIABILITIES
Noninterest-bearing deposits	$148,928	$11,584	$160,512	$-		$160,512
Interest-bearing deposits	426,788	169,355	596,143	254	(J)	596,397
Total deposits	575,716	180,939	756,655	254		756,909
Short-term borrowings	52,025	-	52,025	393	(K)	52,419
Long-term borrowings	27,500	19,000	46,500	(1,656)	(L)	44,844
Deferred tax liability	3,330	(729)	2,601	1,161	(M)	3,762
Accrued expenses and other liabilities	3,683	2,512	6,195	(1,266)	(C)	4,929
Total liabilities	662,254	201,722	863,976	(1,113)		862,863

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY

Preferred stock	12,562	6,392	18,954	(6,392)	(B)	12,562
Common stock	64	20	84	(14)	(A)	69
Capital surplus	61,919	7,900	69,819	134	(A)	69,954
Accumulated earnings	10,073	1,946	12,019	(1,946)	(A)(B)	10,073
Accumulated other comprehensive (loss) income	9	31	40	(31)		9
Total shareholders’ equity	84,627	16,289	100,916	(8,249)		92,667
Total liabilities and shareholders’equity	$746,881	$218,011	$964,892	$(9,362)		$955,530

Per Share Data
Shares outstanding	6,358,788	1,974,843	8,333,631	-1,414,462		6,919,169

Book value per common share	$11.33	$5.01	$9.84			$11.58
Tangible book value per common share	$11.14	$5.01	$9.69			$11.08

* Assumed date of Patapsco Acquisition for pro forma combined condensed balance sheet presented is June 30, 2015.

Unaudited Pro Forma Combined Condensed Statement of Operations

For the six months ended June 30, 2015*

(in thousands)	Howard Bancorp, Inc.	Patapsco Bancorp	Combined	Pro Forma Merger Adjustments		Pro Forma Combined
INTEREST INCOME
Interest and fees on loans	$14,772	$3,849	$18,621	$211	(E)	$18,832
Interest and dividends on securities	111	361	472	-		472
Other interest income	27	10	37	-		37
Total interest income	14,910	4,220	19,130	211		19,341

INTEREST EXPENSE
Deposits	1,173	500	1,673	(42)	(J)	1,631
Borrowings	171	213	384	(24)	(K)(L)	360
Total interest expense	1,344	713	2,057	(67)		1,991

NET INTEREST INCOME	13,566	3,507	17,073	278		17,351
Provision for credit losses	785	-	785	-		785
Net interest income after provision for credit losses	12,781	3,507	16,288	278		16,566

NONINTEREST INCOME
Service charges on deposit accounts	403	213	616	-		616
Mortgage banking revenues	3,505	-	3,505	-		3,505
Gain/(Loss) on the sale of securities	-	5	5			5
Income from bank owned life insurance	175	76	251			251
Loan related income	1,292	-	1,292			1,292
Other operating income	412	3	415	-		415
Total noninterest income	5,787	297	6,083	-		6,083

NONINTEREST EXPENSE
Compensation and benefits	7,789	1,660	9,449	-		9,449
Occupancy and equipment	1,879	376	2,255	14	(G)	2,269
Amortization of core deposit intangible	167	-	167	110	(H)	277
Marketing and business development	1,307	2	1,309	-		1,309
Professional fees	1,218	806	2,024	-		2,024
Data processing fees	1,166	202	1,368	-		1,368
FDIC Assessment	209	148	357	-		357
Provision for other real estate owned	-	24	24	-		24
Loan related expense	935	106	1,041	-		1,041
Other operating expense	1,605	344	1,949			1,949
Total noninterest expense	16,274	3,668	19,941	124		20,065

INCOME BEFORE INCOME TAXES	2,293	136	2,429	155		2,584
Income tax expense (benefit)	853	171	1,024	61		1,085
NET INCOME	1,440	(35)	1,405	94		1,499
Preferred stock dividends	63	382	445	-		445
Net income available to common shareholders	$1,377	$(417)	$959	$94		$1,055

NET INCOME PER COMMON SHARE
Basic	$0.31	$(0.21)	$0.15	$(0.07)		$0.21
Diluted	$0.30	$(0.21)	$0.15	$(0.07)		$0.20

* Assumed date of Patapsco Acquisition for pro forma combined condensed statement of operations presented is January 1, 2014.

Unaudited Pro Forma Combined Condensed Statement of Operations

For the year ended December 31, 2014*

(in thousands)	Howard Bancorp, Inc.	Patapsco Bancorp	Combined	Pro Forma Merger Adjustments		Pro Forma Combined
INTEREST INCOME
Interest and fees on loans	$23,056	$7,892	$30,948	$422	(E)	$31,369
Interest and dividends on securities	250	962	1,212	-		1,212
Other interest income	54	16	70	-		70
Total interest income	23,360	8,871	32,230	422		32,652

INTEREST EXPENSE
Deposits	2,079	1,210	3,289	(85)	(J)	3,205
Borrowings	323	418	741	(48)	(K)(L)	692
Total interest expense	2,402	1,628	4,030	(133)		3,897

NET INTEREST INCOME	20,958	7,243	28,200	555		28,755
Provision for credit losses	3,255	-	3,255	-		3,255
Net interest income after provision for credit losses	17,704	7,243	24,946	555		25,500

NONINTEREST INCOME
Service charges on deposit accounts	597	432	1,029	-		1,029
Mortgage banking revenues	4,341	-	4,341	-		4,341
Bargain purchase gain	16,090	-	16,090	-		16,090
Loss on the sale of securities	(228)	-	(228)	-		(228)
Income from bank owned life insurance	377	-	377	-		377
Loan related income	1,601	-	1,601	-		1,601
Other operating income	478	140	618	-		618
Total noninterest income	23,256	572	23,828	-		23,828

NONINTEREST EXPENSE
Compensation and benefits	13,434	3,182	16,616	-		16,616
Occupancy and equipment	2,462	700	3,162	28	(G)	3,189
Amortization of core deposit intangible	111	-	111	219	(H)	331
Marketing and business development	1,674	12	1,686	-		1,686
Professional fees	1,501	508	2,009	-		2,009
Data processing fees	866	426	1,292	-		1,292
FDIC Assessment	442	302	744	-		744
Loan related expense	1,170	-	1,170	-		1,170
Other operating expense	2,034	914	2,948			2,948
Total noninterest expense	23,694	6,043	29,738	247		29,984

INCOME BEFORE INCOME TAXES	17,265	1,772	19,035	308		19,343
Income tax expense	6,853	320	7,173	121		7,294
NET INCOME	10,412	1,452	11,862	186		12,049
Preferred stock dividends	126	-	126	-		126
Net income available to common shareholders	$10,286	$1,452	$11,736	$187		$11,924

NET INCOME PER COMMON SHARE
Basic	$2.53	$0.74	$1.94	$(0.13)		$2.57
Diluted	$2.48	$0.74	$1.91	$(0.13)		$2.52

* Assumed date of Patapsco Acquisition for pro forma combined condensed statement of operations presented is January 1, 2014.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

(A)	As of the date of this filing, the acquisition was effected by the distribution of cash and issuance of shares of the Company’s common stock to Patapsco’s common stockholders. The following unaudited pro forma combined consolidated financial information reflects the 80% of the outstanding shares of Patapsco common stock that was exchanged for Company common stock at an exchange ratio of 0.3547 shares of Company common stock for each share of Patapsco common stock. Additionally, the Company paid the cash portion of the consideration of approximately $2.01 million to Patapsco stockholders.

The unaudited pro forma combined consolidated financial information is based upon the assumption that the total number of shares of Patapsco common stock immediately outstanding prior to the completion of the Patapsco Acquisition would be 1,974,843 and utilizes the exchange ratio of 0.3547 for 80% of Patapsco’s outstanding shares and cash consideration of $2.01 million. This would result in the issuance of 560,381 shares of Company common stock with an estimated fair value of $8.04 million, for a total estimated purchase price of $10.1 million. The final exchange ratio was established in accordance with the merger agreement. The final allocation of the purchase price was determined after the Patapsco Acquisition was completed and additional analyses are performed to determine the fair values of Patapsco’s tangible and identifiable intangible assets and liabilities as of the date the Patapsco Acquisition was completed. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein. The unaudited pro forma combined consolidated financial information has been prepared to include the estimated adjustments necessary to record the assets and liabilities of Patapsco at their respective fair values and represents management’s best estimate based upon the information available at this time. The pro forma adjustments included herein are subject to change as additional information becomes available and as additional analyses are performed. Such adjustments, when compared to the information shown in this document, may change the amount of the purchase price allocation to goodwill while changes to other assets and liabilities may impact the statement of operations due to adjustments in the yield and/or amortization/accretion of the adjusted assets and liabilities.

The total estimated purchase price for the purpose of this unaudited pro forma combined consolidated financial information is $10.1 million. Goodwill is created when the purchase price consideration exceeds the fair value of the assets acquired or a bargain purchase gain results when the current fair value of the assets acquired exceeds the purchase price consideration. For purposes of this analysis as of June 30, 2015, goodwill of $216 thousand results from the transaction; however, the final purchase accounting analysis will be performed as of the Patapsco Acquisition date and these amounts are subject to change based on operations subsequent to June 30, 2015 as additional information becomes available and as additional analyses are performed. The following table provides the calculation and allocation of the purchase price used in the pro forma financial statements and a reconcilement of pro forma shares to be outstanding.

(B)	Adjustment of $8.9 million to reflect the intention to redeem the preferred stock issued under the U. S. Treasury Troubled Asset Recovery Plan (TARP) of $6.4 million, and also remit unpaid dividends of approximately $2.5 million.

(C)	Adjustment to reflect the intention to remit approximately $1.3 million in accrued but unpaid dividends on long term debt.

(D)	Mark-to-market adjustment to reflect the fair value of the Patapsco investment portfolio, based on preliminary valuations performed by independent capital market firms.

(E)	Mark-to-market adjustment to reflect the fair value of Patapsco’s loan portfolio, based on preliminary valuations performed by an independent valuation firm. The adjustment will be recognized over the estimated life of the loan portfolio for the interest mark using the level yield method and over the life of the loan for the credit mark. The unaudited pro forma condensed combined statement of operations impact for the interest component of the fair value adjustment would have resulted in increases to interest income of $211 thousand and $422 thousand for the six months ended June 30, 2015 and year ended December 31, 2014, respectively.

(F)	Reversal of the Patapsco allowance for loan losses of $2.5 million in accordance with acquisition method of accounting for the Patapsco Acquisition.

(G)	Mark-to-market adjustment to reflect the fair value of Patapsco’s owned real property, based on preliminary valuations performed by an independent appraisal firm. The increased valuation attributable to the buildings will be depreciated on a straight line basis over the life of the building. The unaudited pro forma condensed combined statement of operations impact for the depreciation expense would have resulted in increases to occupancy expenses of $14 thousand and $28 thousand for the six months ended June 30, 2015 and year ended December 31, 2014, respectively.

(H)	Adjustment to record the core deposit intangible which reflects the estimated fair value of this asset and related amortization. The related amortization adjustment is based upon a straight-line method over an expected life of approximately 9 years. The unaudited pro forma condensed combined statement of operations impact for this adjustment would have resulted in expected increases to non-interest expense of $110 thousand and $219 thousand for the six months ended June 30, 2015 and year ended December 31, 2014, respectively.

(I)	Adjustment to record the diminution in value of an investment made by Patapsco in a correspondent banking firm.

(J)	Adjustment to record the fair value of the Patapsco certificate of deposit portfolio based on preliminary valuations performed by an independent valuation firm. The $0.3 million adjustment will be recognized over the estimated life of the certificate of deposit portfolio using the straight line method and over the life of these deposits. The unaudited pro forma condensed combined statement of operations impact for the of the fair value adjustment would have resulted in decreases to interest expense of $42 thousand and $85 thousand for the six months ended June 30, 2015 and year ended December 31, 2014, respectively.

(K)	A fair value premium of $0.4 million to reflect the fair values of certain interest-bearing FHLB borrowings based on current interest rates for similar instruments. The adjustment will be recognized using an amortization method based upon the estimated maturities of the borrowings. This adjustment is expected to decrease pro forma interest expense by $66 thousand and $131 thousand for the six months ended June 30, 2015 and year ended December 31, 2014, respectively.

(L)	Adjustment to record a fair value adjustment of $1.7 million on a long term borrowing based on preliminary valuations performed. The adjustment will be recognized over the estimated life of the long term borrowing. The unaudited pro forma condensed combined statement of operations impact for the of the fair value adjustment would have resulted in an increase in interest expense of $41 thousand and $83 thousand for the six months ended June 30, 2015 and year ended December 31, 2014, respectively.

(M)	An adjustment to record the deferred tax impact of $1.2 million on many of the other adjustments listed above.

(N)	The following table presents the preliminary allocation of the consideration paid to the acquired assets and assumed liabilities in the Patapsco Acquisition as of the acquisition date. The tax effects of adjustments were calculated based on the statutory rate (39.45%) in effect during the periods for which the pro forma statements of operations were presented. The preliminary allocation results in goodwill of $216 thousand.

Summary of Purchase Price Calculation and Goodwill Resutling from Merger

And Reconciliation of Pro Forma Shares Outstanding at June 30, 2015

($ in thousands except share and per share data)

Purchase Price Consideration-Common Stock
Patapsco shares outstanding exchanged for stock	1,579,874
Exchange ratio	35.47%
Howard Bancorp shares to be issued to Patapsco stockholders	560,381
Purchase price per Patapsco common share	$5.09
Cash consideration	2,012
Purchase price assigned to shares exchanged for stock	8,040
Total purchase price		$10,052

Patapsco common shareholders' equity at June 30, 2015	9,897

Estimated adjustments to reflect assets acquired at fair value:
Loans	(2,951)
Securities	(207)
Allowance for loan losses	2,478
Core deposit intangible	1,974
Fixed Assets	1,388
Other assets	(100)

Estimated adjustments to reflect liabilities acquired at fair value:
Interest bearing deposits	(254)
Long term borrowings	(393)
Trust Preferred Borrowings	1,656
TARP Dividends Payable	(2,491)
Deferred tax assets	(1,161)

Net assets aquired at estimated fair value		9,836
Goodwill resulting from merger		$216

Reconcilement of Pro Forma Shares Outstanding
Patapsco shares outstanding		1,974,843
Less 20% elect cash consideration		(394,969)
Patapsco shares converted		1,579,874
Exchange ratio		35.47%
Howard Bancorp shares to be issued to Patapsco stockholders		560,381
Howard Bancorp shares outstanding		6,358,788
Pro forma Howard Bancorp shares outstanding		6,919,169

Pro forma % ownership by Patapsco		8.10%
Pro forma % ownership by legacy Howard Bancorp		91.90%

COMPARATIVE PER SHARE DATA

The following table summarizes per share information for the Company and Patapsco on a historical basis and on a pro forma combined basis.

The pro forma per share information gives effect to the Patapsco Acquisition had it occurred on the dates presented, in the case of the book value data, as if the Patapsco Acquisition had occurred on June 30, 2015, and in the case of earnings per share data, as if the Patapsco Acquisition had occurred on January 1, 2015 and January 1, 2014 for the six months ended June 30, 2015 and year ended December 31, 2014, respectively.

The pro forma per share information assumes that the Patapsco Acquisition is accounted for using the acquisition method of accounting. As explained in more detail in the “NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION” section, the pro forma financial adjustments record the assets and liabilities acquired in the Patapsco Acquisition at their estimated fair values at the acquisition date and are subject to adjustment as additional information becomes available.

The following historical and pro forma per share information is derived from and should be read in conjunction with the historical financial statements and related notes of Patapsco which are included within this document and of the Company which are available through the SEC's website at http://www.sec.gov. The pro forma per share information below is presented for illustrative purposes only and is not necessarily indicative of the income per share and book value per share that would have occurred if the Patapsco Acquisition had been completed as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company.

	Howard Bancorp, Inc.	Patapsco Bancorp	Pro Forma Combined
Earnings (Loss) Per Common Share:
For the quarter ended June 30, 2015
Basic	$0.31	$(0.21)	$0.21
Fully diluted	$0.30	$(0.21)	$0.20

Earnings (Loss) Per Common Share:
For the year ended December 31, 2014
Basic	$2.53	$0.74	$2.57
Fully diluted	$2.48	$0.74	$2.52

Book Value Per Common Share:
June 30, 2015	$11.33	$5.01	$11.58

Tangible Book Value Per Common Share:
June 30, 2015	$11.14	$5.01	$11.08